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Exhibit 21.1

Subsidiaries of Woodside Homes, Inc.*

Name	Jurisdiction of Organization
Woodside 20/25, LLC	Arizona
Woodside Encore at Sunset Ranch, LLC	Arizona
Woodside Homes of Arizona, Inc.	Arizona
Woodside Homes of AZ, LLC	Arizona
Woodside Southern Hills, LLC	Arizona
Woodside Tierra Verde 301, LLC	Arizona
WDS GP, Inc.	California
Woodside 05N, LP (dba Woodside Homes of Northern California, LP)	California
Woodside 05S, LP	California
Woodside 06N, LP	California
Woodside AMR 91, LLC	California
Woodside Homes of California, Inc.	California
Woodside Homes of Fresno, Inc.	California
Woodside Homes of Southern California, LLC	California
Woodside Homes Company, LLC	Delaware
Woodside Homes Finance Inc.	Delaware
Woodside Homes of Northern California, Inc.	Delaware
Woodside Homes Sales AZ, LLC	Delaware
Woodside Summit at Foothills Reserve, LLC	Delaware
Woodside Villa Palermo, LLC	Delaware
Reliant Structural Warranty Insurance Company, Inc.	Hawaii
Woodside Scotland Heights, LLC	Maryland
Pleasant Hill Investments, LC	Nevada
WDS Holdings, LLC	Nevada
Woodside Group, LLC	Nevada
Woodside Homes of Nevada, LLC	Nevada
Woodside Madison Colony, LLC	Nevada
Woodside Palomar, LLC	Nevada
Woodside Rogers Ranch, LLC	Texas
Woodside Summerwood, LLC	Texas
Woodside Tuscan Oaks, LLC	Texas
Woodside Two Creeks 65, LLC	Texas
Foxboro Estates, LLC	Utah
Woodside Homes of South Texas, LLC	Utah
Woodside Homes of Utah, LLC	Utah
Woodside Hunters Creek, LLC	Utah
Woodside Riverwalk Preserve, LLC	Utah
Woodside Sunset Farms, LLC	Utah
Woodside Texas Land Holdings, LLC	Utah

*
After giving effect to the Offering and Reorganization Transactions described under "The Reorganization of Our Corporate Structure" in the accompanying prospectus.

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  Exhibit 21.1